Exhibit 99.1

CorMedix Appoints Mark A. Klausner, M.D. as Chief Medical Officer

BRIDGEWATER, New Jersey, March 2, 2011 (BUSINESS WIRE) - CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, today announced the appointment of Mark A. Klausner, M.D. as Chief Medical Officer (“CMO”).  Dr. Klausner has over 25 years of significant pharmaceutical experience spanning many functional and therapeutic areas, including extensive experience in the nephrology and cardiovascular therapeutic areas.

Dr. Klausner joins CorMedix from Nephrogenex, Inc. a developmental-stage biotechnology company, where he held the position of Chief Medical Officer since 2007.  Dr. Klausner was responsible for the strategy and execution of Nephrogenex’s clinical trials and regulatory compliance, including its submissions and correspondence with the Food and Drug Administration (“FDA”).  Previous to Nephrogenex, Dr. Klausner held various vice presidential roles at Johnson & Johnson (“J&J”) since 1990, in the areas of medical affairs, clinical R&D, and domestic and global drug safety and surveillance.  Before joining J&J, Dr. Klausner held director positions at Wyeth Pharmaceuticals in the areas of cardiovascular clinical research and OTC clinical research since 1987.  Prior to his pharmaceutical experience, Dr. Klausner was a member of a private practice, multi-specialty internal medicine group where he was one of two nephrologists with responsibilities for an outpatient dialysis center, in-hospital dialysis and nephrology consultations, and an office-based practice.

Dr. Klausner has been involved in several New Drug Applications and supplemental New Drug Applications.  While at J&J, he was the lead company presenter at two public FDA Advisory Committee meetings resulting in new drug approvals.  Dr. Klausner holds board certifications in nephrology and internal medicine.  Dr. Klausner received his medical degree from Harvard Medical School. He completed his internship in Internal Medicine at Columbia Presbyterian Hospital in New York City and then returned to Harvard to complete his Internal Medicine residency and nephrology fellowship at Beth Israel Hospital in Boston.   He has had extensive interactions with the nephrology community and regulatory bodies and has authored numerous publications in peer-reviewed medical journals.

Dr. Klausner stated, “I am excited to join CorMedix at this particular stage of the company’s growth cycle.  With an ongoing phase II study of deferiprone (CRMD001) and the expected initiation of a pivotal study of Neutrolin® (CRMD003) this year, it is an opportune time for me to join the team.  I look forward to contributing significantly to the further clinical advancement of the company’s product candidates.”

John C. Houghton, President and Chief Executive Officer of CorMedix, commented, “We are delighted to have Mark join us as CMO.  He brings a successful track record as an executive in diverse areas of pharmaceutical medicine, including significant strategic and tactical clinical trial management experience and regulatory approvals.  Dr. Klausner's extensive clinical trials experience will be of great value in shepherding our phase II clinical trial program for deferiprone and our expected pivotal late stage clinical trial program for Neutrolin forward with the FDA and other global regulatory authorities."

Dr. Klausner succeeds Dr. Mark Houser as CorMedix’s CMO.  Dr. Houser’s employment term expired on February 28, 2011 in accordance with his employment agreement.

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of central venous catheter infection and maintenance of catheter patency in hemodialysis; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of contrast-induced nephropathy in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s drug candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its drug development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486

Investor Relations:
ProActive Capital Resources Group, LLC
Jeff Ramson
212-297-6103